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                                                                      Exhibit 12

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

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                                                                                                                      Six  Months
                                                                         Year Ended December 31                         Ended
                                                           -----------------------------------------------
                                                             1993      1994      1995      1996     1997            June 30, 1998
                                                             ----      ----      ----      ----     ----            -------------
Earnings:
      Earnings before income
      taxes                                                $   531   $   840   $ 1,247   $ 1,215   $ 1,149             $    647

      Plus:
         Fixed charges exclusive of                            128       108       113       125       136                   74
         capitalized interest
         Amortization of capitalized interest                   11        11        12        13        13                    6
         Adjustments for equity affiliates and minority         (1)       (2)       (4)       (3)        0                   (2)
         interest
                                                          ------------------------------------------------------------------------
                      Total                                $   669    $  957   $ 1,368   $ 1,350   $ 1,298               $  725
                                                          ========================================================================

Fixed Charges:
      Interest expense including
      amortization of debt
        discount/premium and debt expense                  $   108    $   88   $    91   $   102   $   113               $   62
      Rentals - portion representative of
      interest                                                  20        20        22        22        23                   12
                                                          ------------------------------------------------------------------------
      Fixed charges exclusive of capitalized
      interest                                                 128       108       113       124       136                   74
      Capitalized interest                                       6         5         9        12        10                    5
                                                          ------------------------------------------------------------------------
                      Total                                $   134    $  113   $   122    $  136   $   146               $   79
                                                          ========================================================================

Ratio of earnings to fixed charges                             5.0       8.4      11.3       9.9       8.9                  9.2
                                                          ========================================================================


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